EXHIBIT 10.9.1

                               Porta Systems Corp.
                             575 Underhill Boulevard
                             Syosset, New York 11791

                                December 18, 1996


Mr. Edward R. Olson, Principal
KPMG BayMark Strategies LLC
1921 Gallows Road, Suite 750
Vienna, Virginia 22182

Dear Ed:

     This letter by KPMG BayMark Strategies LLC's ("BayMark") signature and return shall constitute the amendment to the letter agreement (the "Agreement"), dated October 2, 1995, effective November 3, 1995, between BayMark and Porta Systems Corp. (the "Company"). Capitalized terms used herein without definition shall have the meanings assigned thereto in the Agreement.

     For good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby amend the Agreement as follows:

     1. The termination dare under the Agreement is January 31, 1997. The Agreement may be extended by the Company, one or more times, on a month-by-month basis, for an aggregate of up to six (6) months beyond the expiration date of January 31, 1997. Each month for which the Agreement is extended is an "Extension Month". If the Company exercises its right to extend the Agreement, the Company will pay BayMark fifteen thousand dollars ($15,000) for each Extension Month, plus reimbursement of mutually agreed upon out-of-pocket expenses.

     2. The success fees (the "Success Fees") payable to BayMark on the Company's Earning Before Interest and Taxes ("EBIT") shall be reduced during the entire term of the Agreement and during any extension thereof to four percent (4%) of the Company's EBIT. The Success Fee for the year ended December 31, 1996 shall be computed on an annual basis. The Success Fees for (i) the year ended December 31, 1997, and (ii) the ten (10) months ended October 31, 1998, and
(iii) one additional month for each Extension Month shall be computed based on calendar quarters of March 31, June 30, September 30 and December 31, during each such period. In the event any period contains less than a full calendar quarter, EBIT for such period shall be a fraction of the EBIT for the calendar quarter containing such period, the numerator of which shall be the number of full months contained in such period and the denominator of which shall be three. The parties agree that no Success Fee is due for 1995 or any period other than those stated above. The EBIT shall be determined in a manner consistent with the operating income or loss, as reported in the Company's annual 1996 Form 10-K report or the relevant Form 10-Q quarterly report for the calendar quarters during 1997 and 1998 and, if applicable, 1999 and shall be determined prior to any deduction for

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Mr. Edward R. Olson, Principal
December 18, 1996
Page 2


interest and taxes, but after depreciation and amortization, and shall exclude any one-time credits such as reversal of the Ireland IDA obligation or gain on sale of the MRV Corporaiion common stock.

     3. The Success Fee, if any, for the year ended December 31, 1996, shall be paid in eight consecutive, equal monthly installments, without interest, due on the first day of the month, the first such payment being due on May 1, 1997. The Success Fees, if any, due for any calendar quarter occurring during 1997, 1998 or, if applicable, 1999, shall be aggregated during each such year (but shall not be reduced by any EBIT loss reported for any calendar quarter occurring during each such year) and shall be paid for each such year in eight consecutive equal monthly installments, without interest, commencing on May 1, 1998, 1999 and, if applicable, 2000, for the Success Fee due for any preceding year. Provided, however, no monthly payment shall be less than $20,000. In the event the monthly payment is less than $20,000, the monthly payment schedule shall be accelerated by dividing the Success Fee due with respect to such period by $20,000, with the last month's payment being any remaining amount due; provided, further, in no event shall such aggregate monthly payments exceed the total Success Fee due for any period.

     4. The Success Fee relating to inventory is eliminated.

     5. The Success Fee of one-half of one percent (.5%) relating to debt restructuring will only apply if (a) Foothill Capital Corporation is replaced by another lender and (b) BayMark is an active pariicipant in such restructuring.

     6. BayMark and Mr. Edward Olson hereby agree to keep secret and retain in the strictest confidence all confidential matters which relate to the Company or any affiliate, including, without limitation, customer lists, trade secrets, pricing policies and other business affairs of the Company or affiliate learned by it or him from the Company or any affiliate or otherwise heretofore or hereafter, and not use or disclose any such confidential matter to anyone outside the Company or any affiliate, whether during or after BayMark's period of service with the Company, except in the course of performing its duties. Furthermore, BayMark and Mr. Olson hereby agree not to make any statement which is directly or indirectly damaging to the reputation or standing of the Company or any affiliate.

     7. This Agreement and the rights and obligations of the parties set forth in this Agreement are personal to the parties and may not be transferred or assigned except to a successor in interest which acquires the Company's or BayMark's assets and assumes its liabilities; provided, however, that any services to be performed pursuant to this Agreement shall be performed by Mr. Olson; and provided, further, that in connection with any assignment by BayMark any assignment shall be accompanied by (a) a certificate executed by all of the members of BayMark which states that (i) they are all of the members of BayMark;
(ii) they consent to the assignment of this

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Mr. Edward R. Olson, Principal
December 18, 1996
Page 3


Agreement, and (iii) the assignment is not being made with the view to hinder, delay or defraud creditors, and (b) an indemnity executed by the transferee in form and substance satisfactory to the Company, agreeing to indemnify the Company and hold the Company harmless from and against any and all claims and any and all manner of loss, liability, damage or expense (including fees and expenses of counsel) incurred by the Company which arise out of or in connection with any moneys previously paid or to be paid by the Company to such transferee.

     8. In the event of any inconsistency between the Agreement and this Amendment, this Amendment shall prevail.

     If the foregoing terms meet with your approval, please indicate your acceptance by signing and returning to the Company the enclosed copy of this letter.

                                               Very truly yours,

                                               PORTA SYSTEMS CORP.

                                               By  /s/ William V. Carney
                                                  -----------------------------
                                                   William V. Carney, Chairman

Agreed and Accepted:

KPMG BAYMARK STRATEGIES LLC

By: /s/ Edward R. Olson
   ----------------------------
   Edward R. Olson, Principal

Date: 12/18/96


Agreed for Purposes of Section 6, Only.

/s/ Edward R. Olson
-------------------------------
Edward R. Olson